EXHIBIT 4.7

FIRST AMENDMENT TO OPTION AND JOINT VENTURE - TARGET 12
(ROSEBUD) PROPERTY DATED NOVEMBER 8, 2010 WITH THE
YUKON CORNELIUS SYNDICATE

FIRST AMENDMENT TO
OPTION AND JOINT VENTURE

TARGET 12 (ROSEBUD) PROPERTY

This First Amendment to Option and Joint Venture Agreement (this “Amendment”) is made and entered into as of December 1, 2010, by and between the Yukon Cornelius Syndicate (the “Syndicate” or the “Optionor”) and Mill City Gold Corp. (“Mill City” or the “Optionee”).  The Syndicate and Mill City may also be referred to herein collectively as the “Parties.”

RECITALS

A.	The Parties entered into an Option and Joint Venture Agreement dated as of November 8, 2010 (the “Agreement”).

B.           The Parties wish to amend the Agreement as set forth in this Amendment.

AGREEMENT

Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

1.           Amendment

Subsection 4.02(a) is hereby amended by deleting the final paragraph in subsection 4.02(a) in its entirety and inserting the following text:

“provided that, subject to the prior approval of the TSXV in each case, the Optionee shall have the option of making one or more of the payments referred to in (ii), (iii), (iv), (v) and (vi) above by issuing Shares on the relevant anniversary or anniversaries of Effective Date, in each case at a price per Share equal to the higher of (A) the average of the closing prices of the Shares on the TSXV over the 20 trading days immediately preceding the relevant anniversary of the Effective Date, less the maximum discount from such average permitted by the policies of the TSXV and (B) $0.125;”

2.           Miscellaneous

(a)
Effect of Amendment.  The provisions of this Amendment are hereby incorporated into and made part of the Agreement.  Except as amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect.

(b)	Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Agreement.

(c)
Entire Agreement.  The Agreement (including the documents and the instruments referred to therein) and this Amendment constitute the entire agreement among the parties and supersede all prior agreements, understandings and representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

(d)
Counterparts.  This Amendment may be executed in counterparts, which shall constitute one and the same instrument.  The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Option and Joint Venture Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE YUKON CORNELIUS SYNDICATE

/s/ William Chornobay
William Chornobay
Manager for The Yukon Cornelius Syndicate

MILL CITY GOLD CORP.

/s/ James R. Brown
James R. Brown
President & CEO